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                                                             Exhibit 99.2


                         KONOVER PROPERTY TRUST, INC.
                             AMENDED AND RESTATED
                1995 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN


         Konover Property Trust, Inc. hereby amends and restates, effective as of May 30, 2001, its 1995 Outside Directors' Stock Compensation Plan for the benefit of certain members of the Board of Directors of the Company, subject to the following provisions:

         Section 1. Purposes. The purposes of the Plan are to secure for the Company and its stockholders the benefits of the incentive inherent in increased Common Stock ownership by the Outside Directors and to provide the Outside Directors with the opportunity to increase their proprietary interest in the Company.

         Section 2. Definitions. For the purposes of this Plan and any Award, the following words shall have the meanings indicated, unless the context clearly requires otherwise:

                  "Administrator" means the Board or the Committee.

                  "Award" means an Option or a grant of shares of Common Stock, in either case pursuant to the terms and conditions of the Plan.

                  "Awardee" means an Outside Director granted an Award under the Plan.

                  "Board" means the Board of Directors of the Company.

                  "Committee" means the Executive Compensation Committee of the Board.

                  "Common Stock" means the common stock of the Company, par value $0.01 per share, subject to the right of the Company to change the authorized number of shares of such class and to provide no par or a change in par value for such stock.

                  "Company" means Konover Property Trust, Inc., a Maryland corporation.

                  "Director" means a member of the Board.

                  "Effective Date" means May 14, 1995.

                  "Fair Market Value" means, as of the relevant date, the per-share closing price of the Common Stock on the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

                  "Fees" means any Meeting Fee or Retainer Fee or both, as the context requires.

                  "Meeting Fee" means the fee earned by an Outside Director for attending, in
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         person, a meeting of the Board or a committee thereof.

                  "Option" means a stock option that is not qualified under
         Section 422 of the Internal Revenue Code of 1986, as amended.

                  "Outside Director" means any Director who is not an officer or employee of the Company or any Subsidiary.

                  "Plan" means the Konover Property Trust, Inc. Amended and Restated 1995 Outside Directors' Stock Compensation Plan, as amended from time to time in accordance herewith.

                  "Retainer Fee" means the annual retainer fee earned by an Outside Director.

                  "Subsidiary" means any corporation (other than the Company), partnership, joint venture, organization or other entity of which 50 percent or more of the total combined voting power of all classes of equity of such entity or 50 percent or more of the capital account or profit interest of such entity is owned, directly or indirectly, by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         Section 3. Administration. The Plan shall be administered by the Board or the Committee. The Administrator shall have the powers vested in it by the terms of the Plan, such powers to include (in the case of the Committee, subject to the specific duties delegated to it by the Board):

                  (a) the power (within the limitations described herein) to establish the form, terms and conditions of Awards and of Award agreements, if any, embodying Awards made under the Plan;

                  (b) the power to construe the Plan;

                  (c) the power to determine all questions arising under the Plan; and

                  (d) the power to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

Any decision of the Administrator in the administration of the Plan, as described herein, shall be final and conclusive. No member of the Committee or the Board shall be liable for anything done or omitted to be done by such member in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

         Section 4. Amount Of Stock. The stock which may be issued and sold under the Plan will be the Common Stock, of a total number not exceeding two hundred fifty thousand (250,000) shares, subject to adjustment as provided in
Section 8. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company. All or any shares of Common Stock subject to an Award which for any reason are not issued or are

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reacquired under the Award may again be made subject to an Award under the Plan.

         Section 5. Eligibility. Each Outside Director shall receive Awards in accordance with Section 6.

         Section 6. Awards.

                  (a) Discretionary Awards: The Administrator, in its discretion, may provide for Awards to Outside Directors in consideration for their service to the Company. The Administrator shall determine to which Outside Directors any such Awards shall be granted hereunder. The Administrator shall specify the number of shares of Common Stock subject to each Award or the formula pursuant to which such number shall be determined, the Outside Director(s) to receive any such Award, the date or triggering event of any such Award and the vesting and expiration terms applicable to such Award.

                  (b) Awards in Lieu of Fees: In addition to any Awards that may be made pursuant to Section 6(a), an Outside Director may elect to forgo partial or complete payment of a Meeting Fee or a Retainer Fee to which he or she is entitled and receive an Award, either a grant of Common Stock or an Option, in lieu thereof, as follows:

                        If an Outside Director elects to receive a grant of
                  Common Stock in lieu of a payment of Fees, the number of shares of Common Stock to which the Outside Director shall be entitled is equal the quotient of (x) the amount of the Meeting Fee or Retainer Fee that the Outside Director elects to forgo, divided by (y) the Fair Market Value as the trading
                            ----------
                  date immediately preceding the date on which such Meeting Fee or Retainer Fee would otherwise be paid.

                        If an Outside Director elects to receive an Option in
                  lieu of shares of a payment of Fees, the number of shares purchasable upon exercise of the Option shall be equal to the quotient of (x) the amount of the foregone Meeting Fee or Retainer Fee divided by (y) the product of (i) the Fair Market
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                  Value as of the trading date immediately preceding the date on which such Meeting Fee or Retainer Fee would otherwise be paid and (ii) 0.15. The per-share exercise price under the Option shall be equal to 85% of the Fair Market Value.

         An Outside Director electing to receive Common Stock or an Option in lieu of Fees must follow the procedures that the Administrator, consistent with this Plan, may establish.

         Section 7. Terms And Conditions Of Awards. Each Award shall be subject to the following general terms and conditions:

                  (a) Terms and Restrictions Upon Shares: The Administrator may provide that the shares of Common Stock issued upon exercise of an Option issued pursuant to Section 6(a) or shares of Common Stock directly issued pursuant to Section 6(a) shall be subject to such further conditions, restrictions or agreements as the Administrator in its discretion may specify prior to the exercise of such Option or receipt of such stock grant, including without limitation, deferrals on issuance, conditions on vesting or transferability, and

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         forfeiture or repurchase provisions. The Administrator may waive conditions to and/or accelerate exercisability of an Option or stock grant, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in its discretion.

                  (b) Transferability of Option: Unless otherwise provided by the Administrator, each Option shall be transferable only by will or the laws of descent and distribution.

                  (c) Option Price: Except as otherwise provided in Section 6(b), the exercise price for each Option shall be established by the Administrator or under a formula established by the Administrator, but shall not be less than the Fair Market Value of the underlying Common Stock on the date of grant.

                  (d) Stock Grant Terms: Stock grants made pursuant to Section 6(a) may, in the sole discretion of the Administrator, but need not, be conditioned upon the Outside Director paying cash or cash-equivalent consideration or agreeing to forego other compensation for the Common Stock covered by the stock grant. Stock grants made pursuant to Section 6(a) may be subject to such conditions, restrictions or other vesting terms as are established in the sole discretion of the Administrator. The conditions, restrictions or vesting terms may be contingent upon the passage of time, continued service or achievement of Company or individual performance goals, as specified by the Administrator.

                  (e) Award Agreements: The Administrator may require any Awardee to enter into an Award agreement with the Company in a form specified by the Administrator agreeing to the terms and conditions of the Award and such other matters consistent with the Plan as the Administrator in its sole discretion shall determine. Certificates representing Award shares granted subject to restriction shall bear a legend in such form as may be prescribed by the Administrator.

                  (f) Fractional Shares: Notwithstanding anything herein to the contrary, no fractional shares shall be issued pursuant to an Award, and the number of shares constituting or underlying an Award shall be rounded to the nearest whole share.

         Section 8. Effect Of Certain Transactions. The number of shares of Common Stock reserved for issuance under the Plan (and, if not already provided for in the terms of each outstanding Option, the number of shares of Common Stock underlying such outstanding Option and the per-share exercise price therefor) shall be appropriately adjusted by the Administrator, whose determination shall be conclusive, to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, a consolidation of shares, the payment of a stock dividend, or any other capital adjustment affecting the number of issued shares of Common Stock. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, recapitalization, merger, consolidation, or otherwise, then there shall be substituted for each share of Common Stock reserved for issuance under the Plan, but not yet awarded under the Plan, the number and kind of

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shares of stock or other securities into which each outstanding share of Common
Stock shall be so changed or for which each such share shall be exchanged.

         Section 9. Amendment Or Discontinuance. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to, amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that any such amendment shall be subject to further approval by the stockholders of the company to the extent required by law, the New York Stock Exchange or as deemed advisable by the Board. No amendment of the Plan shall materially and adversely affect any right of any Awardee with respect to any Award theretofore granted, without such Awardee's written consent. Any such action to amend or discontinue the Plan shall be adopted by formal action of the Board and executed by an officer or persons authorized to act on behalf of the Company.

         Section 10. Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

               (a) upon the adoption of a resolution of the Board terminating the Plan; or

               (b) May 14, 2005 (which date is ten years from the date the Plan was initially approved and adopted by the stockholders of the Company).

         Any action under Section 10(a) to terminate the Plan shall be adopted by formal action of the Board and executed by an officer or person authorized to act on behalf of the Company.

         Section 11. Miscellaneous Provisions.

               (a) Except as expressly provided for in the Plan, no Outside Director or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Outside Director any right to be retained in the service of the Company.

               (b) An Awardee's right and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of an Awardee's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

               (c) No Options or shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that (i) such issuance will be in compliance with applicable federal and state securities laws, including, but not limited to, listing requirements and New York Stock Exchange requirements, and any other laws or regulations applicable to the delivery of such shares, and (ii) the certificates representing such Options or shares of Common Stock bear any and all legends necessary in order to comply with such laws and regulations.

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                  (d) It shall be a condition to the obligation of the Company to issue an Award, that the Awardee pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue an Award.

                  (e) The expenses of the Plan shall be borne by the Company.

                  (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Awards under the Plan and the issuance of Awards shall be subordinate to the claims of the Company's general creditors.

                  (g) By accepting any Award or other benefit under the Plan, each Awardee and each person claiming under or through such person shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

                  (h) All section references herein refer to sections of this Plan unless specifically noted otherwise.

                  (i) Any notice or other communication provided for herein shall be given in writing by registered or certified mail, return receipt requested, or by facsimile, telecopy, or other means of electronic communication, reasonably calculated in any instance to be received by the receiving party or his, her or its authorized agent at the receiving party's last-known address. The notice or communication shall be deemed as delivered when it arrives at such address.

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